Exhibit 5.1

801 California Street Mountain View, CA 94041	650.988.8500 Fenwick.com

October 12, 2021
GitLab Inc.
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-1 (File Number 333-259602) (the “Registration Statement”) initially filed by GitLab Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on September 17, 2021, as subsequently amended on October 4, 2021 and October 12, 2021 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 11,440,000 shares of the Company’s Class A Common Stock, par value $0.0000025 per share (the “Class A Common Stock”), which number of shares includes the issuance and sale of up to 8,940,000 shares of Class A Common Stock by the Company (the “Company Shares”), and the sale of up to 2,500,000 shares of Class A Common Stock held by the Selling Stockholder (the “Selling Stockholder”) upon conversion of the Company’s Class B Common Stock, par value $0.0000025 per share (the “Selling Stockholder Shares” together with the Company Shares, the “Stock”).
In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:
(1)The Company’s Amended and Restated Certificate of Incorporation, filed with and certified by the Secretary of State of the State of Delaware on September 10, 2019, as amended on July 19, 2021 (the “Restated Certificate”) and the Restated Certificate of Incorporation that the Company intends to file and that will be effective upon the consummation of the sale of the Stock (the “Post-Effective Restated Certificate”).
(2)The Company’s Bylaws, as amended to date, certified to us as of the date hereof by an officer of the Company as being complete and in full force and effect as of the date hereof (the “Bylaws”) and the Restated Bylaws that the Company has adopted in connection with, and that will be effective upon, the consummation of the sale of the Stock (the “Post-Effective Bylaws”).
(3)The Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference.
(4)The prospectus prepared in connection with the Registration Statement (the “Prospectus”).
(5)The minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) at which, or pursuant to which, the Restated Certificate, the Post-Effective Restated Certificate, the Bylaws and the Post-Effective Bylaws were approved.

GitLab Inc.
October 12, 2021

(6)The minutes of meetings and actions by written consent of the Board and Stockholders at which, or pursuant to which, the sale and issuance of the Stock and related matters were approved.
(7)The stock records of the Company that the Company has provided to us (consisting of a list of stockholders and a list of holders of outstanding options and any other rights to purchase capital stock, in each case, that was prepared by the Company and setting forth the number of such issued and outstanding securities).
(8)A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated October 8, 2021, stating that the Company is qualified to do business and is in good standing under the laws of the State of Delaware as of such date (the “Certificate of Good Standing”).
(9)An opinion certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”).
(10)The underwriting agreement to be entered into by and among the Company, the Selling Stockholder, and the several underwriters named in Schedule I thereto.
(11)The agreement under which the Selling Stockholder acquired the shares of Class A Common Stock to be sold by the Selling Stockholder as described in the Registration Statement.
In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities (other than the Company) executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us.
The Company’s capital stock is uncertificated.  We assume that the issued Stock will not be reissued by the Company in uncertificated form until any previously issued stock certificate representing such issued Stock have been surrendered to the Company in accordance with Section 158 of the Delaware General Corporation Law and that the Company will properly register the transfer of the Stock to the purchasers of such Stock on the Company’s record of uncertificated securities.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law.
With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company in the Opinion Certificate.
In connection with our opinion expressed in paragraph (2) and (3) below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act, that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

GitLab Inc.
October 12, 2021

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.
Based upon the foregoing, we are of the following opinion:
(1)The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware;
(2)the up to 2,500,000 Selling Stockholder Shares to be sold by the Selling Stockholder pursuant to the Registration Statement are validly issued, fully paid and nonassessable; and
(3)the up to 8,940,000 Company Shares to be issued and sold by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board and to be adopted by the Pricing Committee of the Board, will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.
This opinion is intended solely for use in connection with issuance and sale of shares of Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and is based solely on our understanding of facts in existence as of such date after the aforementioned examination. In rendering the opinions above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West

FENWICK & WEST LLP